Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2012 Results

LOUISVILLE, KY. (April 30, 2012) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 week period ended March 27, 2012.

	First Quarter
($000’s)	2012	2011	% Change

Total revenue	324,869	283,785	14
Income from operations (1)	29,402	30,209	(3)
Net income (1)	18,869	19,793	(5)
Diluted EPS (1)	$0.27	$0.27	(1)

(1) includes a charge related to a legal settlement discussed below

Results for the first quarter included:

•                  Before a one-time charge, diluted earnings per share increased 15.3% to $0.31 from $0.27 in the prior year period;

•                  The Company recorded a one-time, pre-tax charge of $5.0 million ($3.1 million after-tax) for a legal settlement, which had a $0.04 impact on diluted earnings per share;

•                  Comparable restaurant sales increased 6.0% at company restaurants and 6.9% at franchise restaurants;

•                  Eight company restaurants were opened;

•                  Restaurant margins, as a percentage of restaurant sales, decreased 13 basis points to 19.1%.

Kent Taylor, Chief Executive Officer of Texas Roadhouse, commented, “We were pleased with our performance during the period and believe that Texas Roadhouse remains very well poised for continued growth.  Our sales momentum continued throughout the quarter for both existing and new restaurants, and we remain on track to open 25 restaurants in 2012.  Additionally, we continue to work toward at least 25 new restaurant openings in 2013.  Finally, our balance sheet remains strong and we will continue to evaluate ways to return capital to shareholders through dividends and future share repurchases.”

2012 Outlook

The Company reported that comparable restaurant sales at company restaurants for the first four weeks of its second quarter of fiscal 2012 increased approximately 4.8% compared to the prior year period.

The Company currently anticipates that GAAP diluted earnings per share for 2012, which includes the legal settlement charge discussed below, will be $0.91 to $0.93.  This compares to diluted earnings per share of $0.88 in 2011.  The updated guidance is based, in part, on the following assumptions:

•                  Comparable restaurant sales growth of 4.0% to 5.0%;

•                  25 company restaurant openings;

•                  Food cost inflation of 7.0% to 7.5%, slightly lower than previously expected;

•                  A pre-tax charge of $5.0 million ($3.1 million after-tax) for a legal settlement.  This charge is expected to negatively impact 2012 diluted earnings per share by approximately $0.04;

•                  An income tax rate of 32.5% to 33.0%, which is much higher than the prior year rate of 29.5% as a result of the expiration of certain federal tax credits at the end of 2011.  The increased tax rate is expected to negatively impact 2012 diluted earnings per share by approximately $0.04; and

•                  Total capital expenditures of $80.0 to $85.0 million.

Settlement of a Legal Matter

The Company reached a settlement agreement, subject to court approval, of a previously disclosed legal matter relating to Massachusetts wage law.  Accordingly, a pre-tax charge of $5.0 million, or $0.04 per diluted earnings per share, is included in the Company’s financial results for the first quarter.  A reconciliation of GAAP and non-GAAP information for the first quarter of fiscal 2012 is included with this release.

Conference Call

The Company is hosting a conference call today, April 30, 2012, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (888) 811-5436 or (913) 312-0947 for international calls. A replay of the call will be available for one week following the conference call.  To access the replay, please dial (877) 870 -5176 or (858) 384-5517 for international calls, and use 8483988 as the pass code.  There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 370 restaurants system-wide in 47 states and one foreign country.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening, the sales at these and our other company and franchise restaurants, changes in restaurant development or operating costs, such as food and labor, our ability to acquire franchise restaurants, our ability to integrate the franchise restaurants we acquire or other concepts we develop, strength of consumer spending, conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Tonya Robinson

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	March 27, 2012	March 29, 2011

Revenue:
Restaurant sales	$322,012	$281,320
Franchise royalties and fees	2,857	2,465

Total revenue	324,869	283,785

Costs and expenses:
Restaurant operating costs:
Cost of sales	109,655	93,541
Labor	93,347	82,720
Rent	6,252	5,657
Other operating	51,229	45,281
Pre-opening	3,585	1,890
Depreciation and amortization	11,347	10,600
Impairment and closure	19	26
General and administrative (1)	20,033	13,861

Total costs and expenses	295,467	253,576

Income from operations	29,402	30,209

Interest expense, net	605	565
Equity income from investments in unconsolidated affiliates	41	103

Income before taxes	28,838	29,747
Provision for income taxes	9,085	9,272

Net income including noncontrolling interests	$19,753	$20,475
Less: Net income attributable to noncontrolling interests	884	682
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$18,869	$19,793

Net income per common share attributable to Texas Roadhouse, Inc. and subsidiaries:
Basic	$0.27	$0.27
Diluted	$0.27	$0.27

Weighted average shares outstanding:
Basic	69,405	72,052
Diluted	70,830	73,727

(1) Results for the 13 weeks ended March 27, 2012 include a $5.0 milllion pre-tax charge relating to the settlement of a legal matter.

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	(unaudited)
	March 27, 2012	December 27, 2011

Cash and cash equivalents	$77,322	$73,731
Other current assets	35,497	38,243
Property and equipment, net	507,873	497,217
Goodwill	110,946	110,946
Intangible assets, net	8,773	9,042
Other assets	12,329	11,491

Total assets	$752,740	$740,670

Current maturities of long-term debt and obligations under capital leases	312	304
Other current liabilities	137,333	136,068
Long-term debt and obligations under capital leases, excluding current maturities	51,520	61,601
Other liabilities	47,959	46,875
Texas Roadhouse, Inc. and subsidiaries stockholders’ equity	510,568	491,904
Noncontrolling interests	5,048	3,918

Total liabilities and equity	$752,740	$740,670

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	13 Weeks Ended
	March 27, 2012	March 29, 2011

Cash flows from operating activities:
Net income including noncontrolling interests	$19,753	$20,475
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	11,347	10,600
Share-based compensation expense	3,053	2,960
Other noncash adjustments	(1,781)	172
Change in working capital	6,388	(2,071)
Net cash provided by operating activities	38,760	32,136

Cash flows from investing activities:
Capital expenditures - property and equipment	(22,839)	(12,458)
Proceeds from sale of property and equipment, including insurance proceeds	98	49
Net cash used in investing activities	(22,741)	(12,409)

Cash flows from financing activities:
Proceeds (repayments) of revolving credit facility, net	(10,000)	—
Repurchase shares of common stock	—	(25,269)
Dividends paid	(5,535)	—
Other financing activities	3,107	747
Net cash used in financing activities	(12,428)	(24,522)

Net (decrease) increase in cash and cash equivalents	3,591	(4,795)
Cash and cash equivalents - beginning of year	73,731	82,215
Cash and cash equivalents - end of year	$77,322	$77,420

Texas Roadhouse, Inc. and Subsidiaries

Supplemental Financial and Operating Information

($ amounts in thousands, except weekly sales by group)

(unaudited)

	First Quarter		Change
	2012	2011	vs LY

Restaurant openings
Company - Texas Roadhouse	8	2	6
Company - Aspen Creek	0	0	0
Franchise - Texas Roadhouse	0	0	0
Total	8	2	6

Restaurants open at the end of the quarter
Company - Texas Roadhouse	299	273	26
Company - Aspen Creek	3	3	0
Franchise - Texas Roadhouse	72	71	1
Total	374	347	27

Company-owned restaurants
Restaurant sales	$322,012	$281,320	14.5%
Store weeks	3,851	3,568	7.9%
Comparable restaurant sales growth (1)	6.0%	4.6%
Texas Roadhouse restaurants only:
Comparable restaurant sales growth (1)	6.0%	4.6%
Average unit volume (2)	$1,081	$1,022	5.7%
Weekly sales by group (3):
Comparable restaurants (263 units)	$83,395
Average unit volume restaurants (13 units)	$77,678
Restaurants less than 6 months old (23 units)	$95,927

Restaurant operating costs (as a % of restaurant sales)
Cost of sales	34.1%	33.3%	80	bps
Labor	29.0%	29.4%	(42	)bps
Rent	1.9%	2.0%	(7	)bps
Other operating	15.9%	16.1%	(19	)bps
Total	80.9%	80.8%	13	bps

Restaurant margins (4)	19.1%	19.2%	(13	)bps

Franchise-owned restaurants
Franchise royalties and fees	$2,857	$2,465	15.9%
Store weeks	936	923	1.4%
Comparable restaurant sales growth (1)	6.9%	3.8%
Average unit volume (2)	$1,062	$994	6.8%

Pre-opening expense	$3,585	$1,890	89.7%

Depreciation and amortization	$11,347	$10,600	7.0%
As a % of revenue	3.5%	3.7%	(24	)bps

General and administrative expenses (5)	$20,033	$13,861	44.5%
As a % of revenue	6.2%	4.9%	128	bps

(1)  Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(2)  Average unit volume includes sales from Texas Roadhouse restaurants open six months as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(3)  Weekly sales by group (Texas Roadhouse restaurants only) includes sales from comparable restaurants, sales from average unit restaurants and sales from restaurants which were open less than six months as of the beginning of the measurement period.  Average unit volume restaurants includes sales from restaurants open less than 18 months, but more than six months, as of the beginning of the measurement period, excluding sales from restaurants closed during the period.

(4)  Restaurant margins represent restaurant sales less restaurant operating costs (as a percentage of restaurant sales).

(5) Results for the 13 weeks ended March 27, 2012 include a $5.0 milllion pre-tax charge for the settlement of a legal matter.

Amounts may not foot due to rounding.

Texas Roadhouse, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Information

(in thousands, except per share data)

(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) throughout this document, the Company has provided non-GAAP measurements which present operating results on a basis before the impact of a settlement of a legal matter.  This item is described in detail throughout this document.

The Company used earnings before the impact of the legal settlement as a key performance measure of results of operations for purposes of evaluating performance internally.  This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, the Company believes that the presentation of results before the legal settlement provides additional information to facilitate the comparison of past and present operations, excluding items that the Company does not believe are indicative of our ongoing operations in the quarter ended March 27, 2012.

	For the 13 weeks Ended
	March 27, 2012	March 29, 2011
Net income attributable to Texas Roadhouse, Inc. and subsidiaries, excluding settlement charge	$21,931	$19,793
Amount reserved for settlement of a legal matter, net of tax (1)	$(3,062)	$—
Net income attributable to Texas Roadhouse, Inc. and subsidiaries	$18,869	$19,793

Weighted average diluted shares outstanding	70,830	73,727

Diluted earnings per share, excluding settlement charge	$0.31	$0.27
Impact of settlement charge on diluted earnings per share	$(0.04)	$—
Diluted earnings per share	$0.27	$0.27

(1)  Amount reserved in the first quarter of fiscal 2012 for the settlement of a legal matter was $5.0 million before the statutory income tax rate.  The settlement amount was included in general and administrative costs on the Company’s Condensed Consolidated Statements of Income and Comprehensive Income.